Exhibit 99.1

Dunkin' Brands Reports First Quarter 2018 Results

First quarter highlights include:

•	Dunkin' Donuts completed the roll out of menu simplification across 100% of the U.S. system

•	Dunkin' Donuts U.S. comparable store sales decline of 0.5%

•	Baskin-Robbins U.S. comparable store sales decline of 1.0%

•	Added 71 net new Dunkin' Donuts and Baskin-Robbins locations globally including 56 net new Dunkin' Donuts in the U.S.

•	Revenues increased 1.7%

•	Diluted EPS increased by $0.09 to $0.57

•	Diluted adjusted EPS increased by $0.11 to $0.62

•	Company entered into $650 million accelerated share repurchase agreement

CANTON, Mass. (April 26, 2018) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the first quarter ended March 31, 2018.

"In the first quarter of 2018, we made great headway with numerous strategic growth initiatives, including opening 56 net new Dunkin’ Donuts in the U.S., continuing our trend as one of the nation’s fastest growing retail brands by unit count; the unveiling of our next-generation Dunkin’ Donuts store design; and surpassing $220 million in retail sales of CPG products across both brands,” said Nigel Travis, Chairman and Chief Executive Officer, Dunkin’ Brands Group, Inc. “These accomplishments were achieved against a tough backdrop of intense competitive activity and adverse weather, which, along with the national roll-out of menu simplification, negatively impacted Dunkin’ Donuts U.S. comparable store sales. Going forward we believe we have the right plans in place, as well as the full alignment of our franchisees, to position ourselves for growth both now and for the long-term.”

“We are pleased with the progress we made in the first quarter with our plan to transform Dunkin’ Donuts U.S. into a beverage-led, on-the-go brand,” said Dave Hoffmann, President of Dunkin’ Donuts U.S. “Not only did we complete the national roll out of menu simplification, which should improve customer service and franchisees' profitability, but we also had record-breaking breakfast sandwich sales, saw an improvement in our afternoon traffic as a result of our PM beverage break offers, conducted successful value menu tests leading to a national launch in April, and drove flavored coffee and espresso sales with our innovative Girl Scout partnership."

“We are pleased to have entered into a $650 million accelerated share repurchase program during the first quarter," said Kate Jaspon, Dunkin’ Brands Chief Financial Officer. “The accelerated share repurchase illustrates our continued commitment to utilize our strong balance sheet to return capital to shareholders."

FIRST QUARTER 2018 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	March 31, 2018	April 1, 2017(1)	$ / #	%
Financial data:
Revenues	$301.3	296.4	5.0	1.7%
Operating income	89.8	86.8	3.1	3.5%
Operating income margin	29.8%	29.3%
Adjusted operating income(2)	$95.7	92.1	3.6	3.9%
Adjusted operating income margin(2)	31.8%	31.1%
Net income	$50.2	44.3	5.9	13.2%
Adjusted net income(2)	54.4	47.5	6.9	14.4%
Earnings per share:
Common–basic	0.58	0.48	0.10	20.8%
Common–diluted	0.57	0.48	0.09	18.8%
Diluted adjusted earnings per share(2)	0.62	0.51	0.11	21.6%
Weighted average number of common shares – diluted (in millions)	87.9	93.1	(5.2)	(5.6)%
Systemwide sales(3)	$2,660.0	2,529.9	130.0	5.1%
Comparable store sales growth (decline):
DD U.S.	(0.5)%	—%
BR U.S.	(1.0)%	(2.4)%
DD International	2.1%	(0.2)%
BR International	10.0%	(2.0)%
Development data:
Consolidated global net POD development	71	29	42	144.8%
DD global PODs at period end	12,598	12,287	311	2.5%
BR global PODs at period end	7,993	7,822	171	2.2%
Consolidated global PODs at period end	20,591	20,109	482	2.4%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(3) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
Global systemwide sales growth of 5.1% in the first quarter was primarily attributable to global store development and Baskin-Robbins International comparable store sales growth.
Dunkin' Donuts U.S. comparable store sales in the first quarter declined 0.5% as an increase in average ticket was offset by a decline in traffic. From a category standpoint, beverage sales growth was driven by the introduction of Girl Scout cookie-inspired coffee flavors and afternoon break value offers which helped grow total espresso and iced coffee sales. Breakfast sandwich sales were driven by successful value menu tests.
Baskin-Robbins U.S. comparable store sales declined 1.0% during the first quarter as an increase in average ticket was offset by a decline in traffic. Beverage sales were up during the quarter driven by shakes, smoothies and Cappuccino Blast.

In the first quarter, Dunkin' Brands franchisees and licensees opened 71 net new restaurants globally. This included 56 net new Dunkin' Donuts U.S. locations, 6 net new Baskin-Robbins U.S. locations, 5 net new Baskin-Robbins International locations and 4 net new Dunkin' Donuts International locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 55 restaurants and Baskin-Robbins U.S. franchisees remodeled 26 restaurants during the quarter.
Revenues for the first quarter increased $5.0 million, or 1.7%, compared to the prior year period due primarily to increased royalty income as a result of systemwide sales growth, as well as an increase in advertising fees and related income, offset by a decrease in sales of ice cream and other products.
Operating income and adjusted operating income for the first quarter increased $3.1 million, or 3.5%, and $3.6 million, or 3.9%, respectively, from the prior year period primarily as a result of the increase in royalty income and a reduction of general and administrative expenses. These increases in operating income and adjusted operating income were offset by a decrease in net income from our South Korea joint venture, a decrease in net margin on ice cream due primarily to an increase in commodity costs, and a gain recognized in connection with the sale of real estate in the prior year period.
Net income and adjusted net income for the first quarter increased by $5.9 million, or 13.2%, and $6.9 million, or 14.4%, respectively, compared to the prior year period primarily as a result of a decrease in income tax expense and the increases in operating income and adjusted operating income. The decrease in income tax expense was driven by a lower tax rate due to the enactment of the Tax Cuts and Jobs Act in the fourth quarter of fiscal year 2017 and excess tax benefits from share-based compensation of $7.6 million compared to $6.1 million in the prior year period. The increases in net income and adjusted net income were offset by an increase in net interest expense driven by additional borrowings incurred in conjunction with the refinancing transaction completed during the fourth quarter of fiscal year 2017.
Diluted earnings per share and diluted adjusted earnings per share for the first quarter increased by 18.8% to $0.57 and 21.6% to $0.62, respectively, compared to the prior year period as a result of the increases in net income and adjusted net income, respectively, as well as a decrease in shares outstanding. The decrease in shares outstanding from the prior year period was due primarily to the repurchase of shares since the first quarter of fiscal year 2017, offset by the exercise of stock options. Excluding the impact of recognized excess tax benefits, diluted earnings per share and diluted adjusted earnings per share for the first quarter of fiscal years 2018 and 2017 would have been lower by approximately $0.09 and $0.06, respectively.

FIRST QUARTER 2018 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	March 31, 2018	April 1, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$110,833	107,175	3,658	3.4%
Franchise fees	4,707	4,298	409	9.5%
Rental income	23,591	23,524	67	0.3%
Other revenues	780	1,043	(263)	(25.2)%
Total revenues	$139,911	136,040	3,871	2.8%

Segment profit	$105,063	101,694	3,369	3.3%

Comparable store sales growth (decline)	(0.5)%	—%
Systemwide sales (in millions)(2)	$2,015.9	1,957.1	58.8	3.0%

Points of distribution	9,197	8,884	313	3.5%
Gross openings	93	84	9	10.7%
Net openings	56	56	—	—%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts U.S. first quarter revenues of $139.9 million represented an increase of 2.8% compared to the prior year period. The increase was primarily a result of an increase in royalty income driven by systemwide sales growth, as well as an increase in franchise fees due primarily to net development and the recognition of revenue upon the closure of restaurants, offset by a decrease in other revenues.
Dunkin' Donuts U.S. segment profit in the first quarter increased to $105.1 million, an increase of $3.4 million over the prior year period, driven primarily by the increase in royalty income, offset by a gain recognized in connection with the sale of real estate in the prior year period.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	March 31, 2018	April 1, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$4,938	4,412	526	11.9%
Franchise fees	448	433	15	3.5%
Other revenues	(21)	(12)	(9)	75.0%
Total revenues	$5,365	4,833	532	11.0%

Segment profit	$3,206	1,427	1,779	124.7%

Comparable store sales growth (decline)	2.1%	(0.2)%
Systemwide sales (in millions)(2)	$190.2	174.9	15.4	8.8%

Points of distribution	3,401	3,403	(2)	(0.1)%
Gross openings	86	82	4	4.9%
Net openings (closings)	4	(27)	31	n/m
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International first quarter systemwide sales increased 8.8% from the prior year period driven primarily by sales growth in Europe, the Middle East, South Korea, and Latin America. Sales in South Korea, Europe, and Latin America were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 4%.
Dunkin' Donuts International first quarter revenues of $5.4 million represented an increase of 11.0% from the prior year period. The increase in revenues was primarily a result of an increase in royalty income driven by systemwide sales growth.
Segment profit for Dunkin' Donuts International increased $1.8 million to $3.2 million in the first quarter primarily as a result of a decrease in general and administrative expenses and the increase in revenues, offset by an increase in the net loss from our South Korea joint venture.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	March 31, 2018	April 1, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$6,409	6,684	(275)	(4.1)%
Franchise fees	289	206	83	40.3%
Rental income	767	784	(17)	(2.2)%
Sales of ice cream and other products	678	526	152	28.9%
Other revenues	2,370	2,377	(7)	(0.3)%
Total revenues	$10,513	10,577	(64)	(0.6)%

Segment profit	$7,235	7,383	(148)	(2.0)%

Comparable store sales decline	(1.0)%	(2.4)%
Systemwide sales (in millions)(2)	$132.7	129.1	3.6	2.8%

Points of distribution	2,566	2,539	27	1.1%
Gross openings	16	13	3	23.1%
Net openings	6	1	5	500.0%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. first quarter revenues decreased 0.6% from the prior year period to $10.5 million due primarily to a decrease in royalty income, offset by an increase in sales of ice cream and other products.
Segment profit for Baskin-Robbins U.S. decreased to $7.2 million in the first quarter, a decrease of 2.0%, primarily as a result of the decrease in royalty income, offset by an increase in net margin on ice cream driven by an increase in sales volume.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	March 31, 2018	April 1, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$1,543	1,431	112	7.8%
Franchise fees	206	285	(79)	(27.7)%
Rental income	120	114	6	5.3%
Sales of ice cream and other products	23,972	24,404	(432)	(1.8)%
Other revenues	47	46	1	2.2%
Total revenues	$25,888	26,280	(392)	(1.5)%

Segment profit	$7,441	8,171	(730)	(8.9)%

Comparable store sales growth (decline)	10.0%	(2.0)%
Systemwide sales (in millions)(2)	$321.2	268.8	52.4	19.5%

Points of distribution	5,427	5,283	144	2.7%
Gross openings	87	104	(17)	(16.3)%
Net openings (closings)	5	(1)	6	n/m
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales increased 19.5% in the first quarter compared to the prior year period driven by sales growth in South Korea, Japan, and the Middle East. Sales in South Korea and Japan were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 13%.
Baskin-Robbins International first quarter revenues decreased 1.5% from the prior year period to $25.9 million due primarily to a decrease in sales of ice cream and other products. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to certain licensees sourcing their own ice cream products, the lag between shipment of products to licensees and retail sales at franchised restaurants, and the overall timing of deliveries between fiscal quarters.
First quarter segment profit decreased 8.9% from the prior year period to $7.4 million as a result of a decrease in net margin on ice cream driven by an increase in commodity costs. Also contributing to the decrease in segment profit was a decrease in net income from our South Korea joint venture, offset by a decrease in general and administrative expenses.

	Three months ended		Increase (Decrease)
U.S. Advertising Funds	March 31, 2018	April 1, 2017(1)	$ / #	%
	(Unaudited, $ in thousands)
Revenues:
Advertising fees and related income	$104,167	102,321	1,846	1.8%
Total revenues	$104,167	102,321	1,846	1.8%

Segment profit	$—	—	—	—%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
U.S. Advertising Funds first quarter revenues of $104.2 million represented an increase of 1.8% compared to the prior year period driven primarily by Dunkin' Donuts U.S. systemwide sales growth. Expenses for the U.S. Advertising Funds were equivalent to revenues in each period, resulting in no segment profit.

COMPANY UPDATES

•	The Company today announced that the Board of Directors declared a cash dividend of $0.3475 per share, payable on June 6, 2018, to shareholders of record as of the close of business on May 29, 2018.

FISCAL YEAR 2018 TARGETS
As described below, the Company is updating and reiterating certain targets regarding its 2018 performance. The 2018 guidance does not include any impact from the $100 million investment in the Blueprint for Dunkin’ Donuts U.S. Growth that the Company previously announced:

•	The Company continues to expect approximately one percent comparable store sales growth for Dunkin' Donuts U.S.

•
The Company continues to expect Dunkin' Donuts U.S. franchisees to add greater than 275 net new restaurants. In addition, the Company continues to expect to open approximately 50 NextGen restaurants, including both new and remodeled stores.

•	The Company continues to expect low-to-mid single digit revenue growth.

•	The Company continues to expect high-single digit percent other revenue growth driven by consumer packaged goods.

•	The Company continues to expect mid-to-high single digit operating and adjusted operating income growth.

•	The Company continues to expect ice cream margin dollars to be flat compared to 2017 from a profit dollar standpoint.

•	The Company continues to expect a five percent reduction to G&A expense.

•
The Company now expects full-year weighted-average shares outstanding of approximately 85 million and an effective tax rate of 25 percent, which is inclusive of the share repurchase entered in the first quarter and impact of the excess tax benefit recognized. The $7.6 million excess tax benefit recognized in the first quarter reduced the expected full-year effective tax rate by approximately 300 basis points. This guidance excludes any potential future impact from material excess tax benefits in subsequent quarters of 2018.

•
The Company now expects GAAP diluted earnings per share of $2.49 to $2.58 (previously it expected $2.20 to $2.29) and diluted adjusted earnings per share of $2.69 to $2.74 (previously it expected $2.40 to $2.45), which reflects the impact from the above revised share count and full-year effective tax rate and excludes any impact of the $100 million investment in the Blueprint for Dunkin’ Donuts U.S. Growth.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Adoption of New Accounting Standard
In May 2014, the Financial Accounting Standards Board issued new guidance for revenue recognition related to contracts with customers, except for contracts within the scope of other standards, which supersedes nearly all existing revenue recognition guidance. The new guidance was effective for the Company beginning in fiscal year 2018. The Company adopted this new guidance in fiscal year 2018 using the full retrospective transition method, which results in restating each prior reporting period presented in the year of adoption, including the three months ended April 1, 2017, included herein. As a result of adopting this new guidance in the first quarter of fiscal year 2018, we identified an additional operating segment consisting of the Dunkin' Donuts U.S. and Baskin-Robbins U.S. advertising funds. Additional information regarding the Company's adoption of the new revenue recognition guidance and the impact to historical financial results is contained in Exhibit 99.2 to the Company's filing on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2018.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 6069449. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “DD U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “DD International comparable store sales growth” and "BR International comparable store sales growth," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the first quarter 2018, Dunkin' Brands' 100 percent franchised business model included more than 12,500 Dunkin' Donuts restaurants and more than 7,900 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Sr. Director, IR & Market Intelligence	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended
	March 31, 2018	April 1, 2017(1)
Revenues:
Franchise fees and royalty income(2)	$132,507	127,715
Advertising fees and related income	111,007	110,203
Rental income	24,478	24,422
Sales of ice cream and other products(2)	21,777	22,506
Other revenues	11,573	11,512
Total revenues	301,342	296,358
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,980	14,138
Cost of ice cream and other products	16,864	16,922
Advertising expenses	111,972	111,072
General and administrative expenses, net	59,824	60,369
Depreciation	5,033	5,084
Amortization of other intangible assets	5,375	5,327
Long-lived asset impairment charges	501	47
Total operating costs and expenses	213,549	212,959
Net income of equity method investments	2,033	2,819
Other operating income, net	5	555
Operating income	89,831	86,773
Other income (expense), net:
Interest income	1,642	321
Interest expense	(32,477)	(24,871)
Other income (loss), net	(327)	187
Total other expense, net	(31,162)	(24,363)
Income before income taxes	58,669	62,410
Provision for income taxes	8,517	18,117
Net income	$50,152	44,293

Earnings per share—basic	$0.58	0.48
Earnings per share—diluted	0.57	0.48
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) For the three months ended March 31, 2018 and April 1, 2017, $3.1 million and $2.8 million, respectively, of sales of ice cream and other products have been allocated to franchise fees and royalty income as consideration for the use of the franchise license.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	March 31, 2018	December 30, 2017(1)
Assets
Current assets:
Cash and cash equivalents	$338,461	1,018,317
Restricted cash	82,605	94,047
Accounts, notes, and other receivables, net	106,336	121,849
Other current assets	88,440	70,120
Total current assets	615,842	1,304,333
Property and equipment, net	180,959	181,542
Equity method investments	140,944	140,615
Goodwill and other intangible assets, net	2,239,565	2,245,465
Other assets	66,798	65,478
Total assets	$3,244,108	3,937,433
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$31,500	31,500
Accounts payable	60,851	53,417
Deferred revenue	43,935	44,876
Other current liabilities	273,004	355,706
Total current liabilities	409,290	485,499
Long-term debt, net	3,029,232	3,035,857
Deferred revenue	362,125	361,458
Deferred income taxes, net	210,090	214,345
Other long-term liabilities	93,652	94,813
Total long-term liabilities	3,695,099	3,706,473
Total stockholders’ deficit	(860,281)	(254,539)
Total liabilities and stockholders’ deficit	$3,244,108	3,937,433
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended
	March 31, 2018	April 1, 2017(1)

Net cash used in operating activities	$(16,203)	(8,500)
Cash flows from investing activities:
Additions to property and equipment	(5,803)	(3,581)
Other, net	—	(98)
Net cash used in investing activities	(5,803)	(3,679)
Cash flows from financing activities:
Repayment of long-term debt	(7,875)	(6,250)
Dividends paid on common stock	(28,639)	(29,621)
Repurchases of common stock, including accelerated share repurchases	(650,368)	—
Exercise of stock options	18,175	14,807
Other, net	(731)	(645)
Net cash used in financing activities	(669,438)	(21,709)
Effect of exchange rates on cash, cash equivalents, and restricted cash	64	219
Decrease in cash, cash equivalents, and restricted cash	(691,380)	(33,669)
Cash, cash equivalents, and restricted cash, beginning of period	1,114,099	431,832
Cash, cash equivalents, and restricted cash, end of period	$422,719	398,163
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended
	March 31, 2018	April 1, 2017(1)

Operating income	$89,831	86,773
Operating income margin	29.8%	29.3%
Adjustments:
Amortization of other intangible assets	$5,375	5,327
Long-lived asset impairment charges	501	47
Adjusted operating income	$95,707	92,147
Adjusted operating income margin	31.8%	31.1%

Net income	$50,152	44,293
Adjustments:
Amortization of other intangible assets	5,375	5,327
Long-lived asset impairment charges	501	47
Tax impact of adjustments(2)	(1,645)	(2,150)
Adjusted net income	$54,383	47,517

Adjusted net income	$54,383	47,517
Weighted average number of common shares – diluted	87,877,254	93,120,231
Diluted adjusted earnings per share	$0.62	0.51

(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Tax impact of adjustments calculated at effective tax rates of 28% and 40% for the three months ended March 31, 2018 and April 1, 2017, respectively.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(Unaudited)

	Fiscal year ended December 29, 2018
	Low	High
	(projected)	(projected)
Diluted earnings per share	$2.49	2.58
Adjustments:
Amortization of other intangible assets	0.24	0.23
Long-lived asset impairment charges	0.04	—
Tax impact of adjustments(1)	(0.08)	(0.07)
Diluted adjusted earnings per share	$2.69	2.74

(1) Tax impact of adjustments calculated at a 28% effective tax rate.